Exhibit 99.3

To the Limited Partners of

CMF Willowbridge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Patrick T. Egan
President and Director
Ceres Managed Futures LLC General Partner,
CMF Willowbridge Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the General Partner of CMF Willowbridge Master Fund L.P.,

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF Willowbridge Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2018 and 2017, and the related statements of income and expenses and changes in partners’ capital for each of the two years in the period then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2018 and 2017, and the results of its operations and changes in its partners’ capital for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.

The statements of income and expenses and changes in partners’ capital for the year ended December 31, 2016 were audited by another independent registered public accounting firm whose report, dated March 24, 2017, expressed an unqualified opinion on those statements.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2018, by correspondence with the custodian and brokers. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the auditor of the Partnership since 2017.

Boston, MA

March 19, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of CMF Willowbridge Master Fund L.P.:

We have audited the accompanying statements of income and expenses and changes in partners’ capital of CMF Willowbridge Master Fund L.P. (the “Partnership”) for the year ended December 31, 2016. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and changes in partners’ capital of CMF Willowbridge Master Fund L.P. for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

CMF Willowbridge Master Fund L.P.

Statements of Financial Condition

December 31, 2018 and 2017

	December 31, 2018	December 31, 2017
Assets:

Equity in trading accounts:

Unrestricted cash (Note 3c)	$168,521,311	$309,795,856

Restricted cash (Note 3c)	23,236,000	24,382,419

Net unrealized appreciation on open futures contracts	-	1,813,622

Options purchased, at fair value (premiums paid $1,106,370 and $155,480 at December 31, 2018 and 2017, respectively)	453,854	109,340

Total equity in trading accounts	192,211,165	336,101,237

Cash at bank (Note 1)	-	436

Total assets	$192,211,165	$336,101,673

Liabilities and Partners’ Capital:

Liabilities:

Net unrealized depreciation on open futures contracts	$4,547,298	$-

Net unrealized depreciation on open forward contracts	1,648,478	3,852,549

Options written, at fair value (premiums received $4,654,630 and $0 at December 31, 2018 and 2017, respectively)	5,343,400	-

Accrued expenses:

Professional fees	47,269	37,914

Redemptions payable (Note 6)	32,242,733	35,206,309

Total liabilities	43,829,178	39,096,772

Partners’ Capital:

General Partner, 0.0000 Redeemable Units outstanding at December 31, 2018 and 2017	-	-

Limited Partners, 56,635.9690 and 108,310.6257 Redeemable Units outstanding at December 31, 2018 and 2017, respectively	148,381,987	297,004,901

Total partners’ capital (net asset value)	148,381,987	297,004,901

Total liabilities and partners’ capital	$192,211,165	$336,101,673

Net asset value per Redeemable Unit	$2,619.92	$2,742.16

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2018

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased

Energy	399	$(4,547,298)	(3.06)%

Total futures contracts purchased		(4,547,298)	(3.06)

Net unrealized depreciation on open futures contracts		$(4,547,298)	(3.06)%

Unrealized Appreciation on Open Forward Contracts

Currencies	$42,359,746	$48,666	0.03%

Metals	807	2,794,474	1.89

Total unrealized appreciation on open forward contracts		2,843,140	1.92

Unrealized Depreciation on Open Forward Contracts

Currencies	$58,116,134	(10,624)	(0.01)

Metals	807	(4,480,994)	(3.02)

Total unrealized depreciation on open forward contracts		(4,491,618)	(3.03)

Net unrealized depreciation on open forward contracts		$(1,648,478)	(1.11)%

Options Purchased

Calls

Energy	4,230	$453,854	0.31%

Total options purchased (premiums paid $1,106,370)		$453,854	0.31%

Options Written

Calls

Energy	362	$(10,860)	(0.01)%

Puts

Energy	1,451	(5,332,540)	(3.59)

Total options written (premiums received $4,654,630)		$(5,343,400)	(3.60)%

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2017

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Interest Rates Non-U.S.	1,636	$447,031	0.15%

Total futures contracts purchased		447,031	0.15

Futures Contracts Sold
Interest Rates Non-U.S.	5,829	1,366,591	0.46

Total futures contracts sold		1,366,591	0.46

Net unrealized appreciation on open futures contracts		$1,813,622	0.61%

Unrealized Appreciation on Open Forward Contracts
Currencies	$658,878,601	$6,614,739	2.23%
Metals	303	550,930	0.19

Total unrealized appreciation on open forward contracts		7,165,669	2.42

Unrealized Depreciation on Open Forward Contracts
Currencies	$743,371,321	(9,837,503)	(3.31)
Metals	303	(1,180,715)	(0.40)

Total unrealized depreciation on open forward contracts		(11,018,218)	(3.71)

Net unrealized depreciation on open forward contracts		$(3,852,549)	(1.29)%

Options Purchased
Calls
Energy	1,562	$109,340	0.04%

Total options purchased (premiums paid $155,480)		$109,340	0.04%

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016

Investment Income:

Interest income	$3,685,153	$2,763,726	$890,133

Expenses:

Clearing fees (Note 3c)	2,705,404	1,450,021	937,105

Professional fees	73,276	68,884	73,743

Total expenses	2,778,680	1,518,905	1,010,848

Net investment income (loss)	906,473	1,244,821	(120,715)

Trading Results:

Net gains (losses) on trading of commodity interests:

Net realized gains (losses) on closed contracts	615,335	(23,128,019)	8,218,212

Net change in unrealized gains (losses) on open contracts	(5,458,856)	(4,384,171)	1,953,699

Total trading results	(4,843,521)	(27,512,190)	10,171,911

Net income (loss)	$(3,937,048)	$(26,267,369)	$10,051,196

Net income (loss) per Redeemable Unit (Note 7) *	$(83.87)	$(205.06)	$74.02

Weighted average Redeemable Units outstanding	80,384.8610	127,142.8530	136,279.5255

*	Represents the change in net asset value per Redeemable Unit during the year before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2018, 2017 and 2016

Partners’ Capital

Partners’ Capital, December 31, 2015	$348,699,949

Subscriptions of 42,978.4316 Redeemable Units	123,259,803

Redemptions of 31,512.3028 Redeemable Units	(90,363,666)

Distribution of interest income to feeder funds	(148,669)

Net income (loss)	10,051,196

Partners’ Capital, December 31, 2016	391,498,613

Subscriptions of 14,030.2290 Redeemable Units	40,521,325

Redemptions of 37,711.6079 Redeemable Units	(106,349,630)

Distribution of interest income to feeder funds	(2,398,038)

Net income (loss)	(26,267,369)

Partners’ Capital, December 31, 2017	297,004,901

Subscriptions of 3,221.8466 Redeemable Units	8,733,609

Redemptions of 54,896.5033 Redeemable Units	(150,334,857)

Distribution of interest income to feeder funds	(3,084,618)

Net income (loss)	(3,937,048)

Partners’ Capital, December 31, 2018	$148,381,987

Net asset value per Redeemable Unit:

2016:	$2,966.08

2017:	$2,742.16

2018:	$2,619.92

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

1.	Organization:

CMF Willowbridge Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York on May 11, 2005, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (as defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master is authorized to sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”) on a continuous basis. The Redeemable Units of the Master are used solely for accounting purposes and do not represent units issued legally.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. As of January 1, 2017, the General Partner became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to January 1, 2017, the General Partner was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC. All trading decisions for the Master are made by the Advisor (as defined below).

On July 1, 2005, (commencement of trading operations), Diversified Multi-Advisor Futures Fund L.P. (“Diversified”), Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”), Ceres Orion L.P. (formerly, Orion Futures Fund L.P.) (“Orion”), Institutional Futures Portfolio L.P. (“Institutional Portfolio”) and Ceres Tactical Systematic L.P. (formerly, Tactical Diversified Futures Fund L.P.) (“Tactical Systematic”) each allocated a portion of their capital to the Master. On April 1, 2009, Orion Futures Fund (Cayman) Ltd. (“Orion Cayman”) allocated a portion of its capital to the Master. On May 31, 2011, Orion redeemed its investment in the Master. On November 30, 2011, Institutional Portfolio redeemed its investment in the Master. On January 1, 2013, Orion Cayman redeemed its investment in the Master. On January 1, 2013, Emerging CTA Portfolio L.P. (“ECTA”) allocated a portion of its capital to the Master. On December 31, 2013, Diversified redeemed its investment in the Master. On August 1, 2014, Orion allocated a portion of its capital to the Master. On December 31, 2014, Diversified II redeemed its investment in the Master. On February 1, 2016, Ceres Tactical Macro L.P. (“Tactical Macro”) allocated a portion of its capital to the Master. On February 28, 2017, ECTA fully redeemed its investment in the Master. On December 31, 2017, Tactical Systematic fully redeemed its investment in the Master. On December 31, 2018, Tactical Macro fully redeemed its investment in the Master. The Master permits commodity pools managed by Willowbridge Associates Inc. (the “Advisor”) using its wPraxis Futures Trading Approach, a proprietary discretionary trading program, to invest together in one trading vehicle.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. JPMorgan Chase Bank, N.A. (“JPMorgan”) was also a foreign exchange forward contract counterparty for the Master. The Master also deposited a portion of its cash in a non-trading bank account at JPMorgan.

As of December 31, 2018, the Master operated under a structure where its sole investor consisted of Orion (the “Feeder” or the “Fund”). References herein to a “Feeder” or the “Funds” may also include as relevant, reference to Tactical Systematic, Tactical Macro and ECTA. Tactical Macro, Tactical Systematic and Orion each owned approximately 9.3%, 8.2% and 82.5% of the Master prior to the close of business on December 31, 2017, respectively.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as set forth in the limited partnership agreement of the Master (the “Limited Partnership Agreement”). Please refer to Note 9, “Subsequent Events.”

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Statement of Cash Flows. The Master has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and as of and for the years ended December 31, 2018, 2017 and 2016, the Master carried no debt and all of the Master’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading accounts in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses. The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

Master’s Cash. The Master’s restricted and unrestricted cash includes cash denominated in foreign currencies of $0 and $668,941 (cost of $662,080) at December 31, 2018 and 2017, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Statements of Income and Expenses in the years in which the position is claimed or expected to be claimed. The General Partner has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2015 through 2018 tax years remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master has been deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

g.	Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with ASC 946, “Financial Services – Investment Companies.” See Note 7, “Financial Highlights.”

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party. Please refer to Note 9, “Subsequent Events.”

c.	Customer Agreement:

The Master has entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master will pay MS&Co. (or will reimburse MS&Co., if previously paid) trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. The Master’s cash deposited with MS&Co. is held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash is equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. and/or JPMorgan, as applicable. At December 31, 2018 and 2017, the amount of cash held by the Master for margin requirements was $23,236,000 and $24,382,419, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. The Customer Agreement may generally be terminated upon notice by either party.

d.	FX Agreement:

On July 12, 2017, the Master entered into certain agreements with JPMorgan in connection with trading in forward foreign currency contracts. These agreements include a foreign exchange and bullion authorization agreement (“FX Agreement”), an International Swap Dealers Association, Inc. master agreement (“Master Agreement”), a schedule to the Master Agreement, a 2016 credit support annex for variation margin to the schedule and an institutional account agreement. Under the FX Agreement, JPMorgan charges a fee on the aggregate foreign currency transactions entered into on behalf of the Master during a month.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2018 and 2017 were 7,430 and 12,896, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2018 and 2017 were 914 and 934, respectively. The monthly average number of option contracts traded during the years ended December 31, 2018 and 2017 were 6,118 and 3,838, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2018 and 2017 were $1,003,831,052 and $1,039,086,277, respectively.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2018 and 2017, respectively.

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in	Statements of Financial Condition
	Gross	Statements of	the Statements		Cash Collateral
	Amounts	Financial	of Financial	Financial	Received/
December 31, 2018	Recognized	Condition	Condition	Instruments	Pledged *	Net Amount

Assets

MS&Co.

Forwards	$2,794,474	$(2,794,474)	$-	$-	$-	$-

JPMorgan

Forwards	48,666	(10,624)	38,042	-	-	38,042

Total assets	$2,843,140	$(2,805,098)	$38,042	$-	$-	$38,042

Liabilities

MS&Co.

Futures	$(4,547,298)	$-	$(4,547,298)	$-	$-	$(4,547,298)

Forwards	(4,480,994)	2,794,474	(1,686,520)	-	-	(1,686,520)

	(9,028,292)	2,794,474	(6,233,818)	-	-	(6,233,818)

JPMorgan

Forwards	(10,624)	10,624	-	-	-	-

Total liabilities	$(9,038,916)	$2,805,098	$(6,233,818)	$-	$-	$(6,233,818)

Net fair value						$(6,195,776)	*

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in	Statements of Financial Condition
	Gross	Statements of	the Statements		Cash Collateral
	Amounts	Financial	of Financial	Financial	Received/
December 31, 2017	Recognized	Condition	Condition	Instruments	Pledged *	Net Amount

Assets

MS&Co.

Futures	$2,161,518	$(347,896)	$1,813,622	$-	$-	$1,813,622

Forwards	6,823,256	(6,823,256)	-	-	-	-

	8,984,774	(7,171,152)	1,813,622	-	-	1,813,622

JPMorgan

Forwards	342,413	(342,413)	-	-	-	-

Total assets	$9,327,187	$(7,513,565)	$1,813,622	$-	$-	$1,813,622

Liabilities

MS&Co.

Futures	$(347,896)	$347,896	$-	$-	$-	$-

Forwards	(10,064,651)	6,823,256	(3,241,395)	-	-	(3,241,395)

	(10,412,547)	7,171,152	(3,241,395)	-	-	(3,241,395)

JPMorgan

Forwards	(953,567)	342,413	(611,154)	-	-	(611,154)

Total liabilities	$(11,366,114)	$7,513,565	$(3,852,549)	$-	$-	$(3,852,549)

Net fair value						$(2,038,927)	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and a counterparty to certain of the Master’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Master’s non-exchange-traded contracts, each has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures, forward and option contracts as separate assets and liabilities as of December 31, 2018 and 2017, respectively.

	December 31, 2018
Liabilities

Futures Contracts

Energy	$(4,547,298)

Total unrealized depreciation on open futures contracts	(4,547,298)

Net unrealized depreciation on open futures contracts	$(4,547,298)	*

Assets

Forward Contracts

Currencies	$48,666

Metals	2,794,474

Total unrealized appreciation on open forward contracts	2,843,140

Liabilities

Forward Contracts

Currencies	(10,624)

Metals	(4,480,994)

Total unrealized depreciation on open forward contracts	(4,491,618)

Net unrealized depreciation on open forward contracts	$(1,648,478)	**

Assets

Options Purchased

Energy	$453,854

Total options purchased	$453,854	***

Liabilities

Options Written

Energy	$(5,343,400)

Total options written	$(5,343,400)	****

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.
***	This amount is in “Options purchased, at fair value” in the Statements of Financial Condition.
****	This amount is in “Options written, at fair value” in the Statements of Financial Condition.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

Assets	December 31, 2017

Futures Contracts

Interest Rates Non-U.S.	$2,161,518

Total unrealized appreciation on open futures contracts	2,161,518

Liabilities

Futures Contracts

Interest Rates Non-U.S.	(347,896)

Total unrealized depreciation on open futures contracts	(347,896)

Net unrealized appreciation on open futures contracts	$1,813,622	*

Assets

Forward Contracts

Currencies	$6,614,739

Metals	550,930

Total unrealized appreciation on open forward contracts	7,165,669

Liabilities

Forward Contracts

Currencies	(9,837,503)

Metals	(1,180,715)

Total unrealized depreciation on open forward contracts	(11,018,218)

Net unrealized depreciation on open forward contracts	$(3,852,549)	**

Assets

Options Purchased

Energy	$109,340

Total options purchased	$109,340	***

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.
***	This amount is in “Options purchased, at fair value” in the Statements of Financial Condition.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2018, 2017 and 2016.

Sector	2018		2017		2016

Currencies	$6,303,998		$(5,054,707)		$5,577,013

Energy	(9,421,359)		(209,969)		(6,158,576)

Grains	(1,569,058)		-		-

Indices	(1,539,819)		(19,065,570)		2,428,644

Interest Rates U.S.	2,982,460		(2,912,422)		179,828

Interest Rates Non-U.S.	821,973		3,859,202		4,077,608

Livestock	(260,229)		-		-

Metals	(2,041,184)		(4,128,724)		4,067,394

Softs	(120,303)		-		-

Total	$(4,843,521)	*	$(27,512,190)	*	$10,171,911	*

*            This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for commodity futures and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2018 and 2017, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3).

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

December 31, 2018	Total	Level 1	Level 2	Level 3
Assets

Forwards	$2,843,140	$-	$2,843,140	$-

Options purchased	453,854	453,854	-	-

Total assets	$3,296,994	$453,854	$2,843,140	$-

Liabilities

Futures	$4,547,298	$4,547,298	$-	$-

Forwards	4,491,618	-	4,491,618	-

Options written	5,343,400	5,343,400	-	-

Total liabilities	$14,382,316	$9,890,698	$4,491,618	$-

December 31, 2017	Total	Level 1	Level 2	Level 3
Assets

Futures	$2,161,518	$2,161,518	$-	$-

Forwards	7,165,669	-	7,165,669	-

Options purchased	109,340	109,340	-	-

Total assets	$9,436,527	$2,270,858	$7,165,669	$-

Liabilities

Futures	$347,896	$347,896	$-	$-

Forwards	11,018,218	-	11,018,218	-

Total liabilities	$11,366,114	$347,896	$11,018,218	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after their subscriptions are processed. Distributions are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date. The General Partner does not intend to make any distributions of the Master’s profits, except for distribution of interest income to feeder funds, as applicable. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2018, 2017 and 2016 were as follows:

	2018	2017	2016

Per Redeemable Unit Performance (for a unit outstanding throughout the year): *
Net realized and unrealized gains (losses)	$(95.15)	$(214.85)	$74.91
Net investment income (loss)	11.28	9.79	(0.89)

Increase (decrease) for the year	(83.87)	(205.06)	74.02
Distribution of interest income to feeder funds	(38.37)	(18.86)	(1.09)
Net asset value per Redeemable Unit, beginning of year	2,742.16	2,966.08	2,893.15

Net asset value per Redeemable Unit, end of year	$2,619.92	$2,742.16	$2,966.08

Ratios to Average Limited Partners’ Capital:
Net investment income (loss) **	0.4%	0.3%	(0.0)	*** %

Operating expenses	1.2%	0.4%	0.3%

Total return	(3.1)%	(6.9)%	2.6%

*

Net investment income (loss) per Redeemable Unit is calculated by dividing the interest income less total expenses by the average number of Redeemable Units outstanding during the year. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	Interest income less total expenses.

***	Due to rounding.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance-sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forward and option contracts. OTC contracts are negotiated between contracting parties and include certain forward and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer or seller of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates at any given time approximately 1.5% to 88.6% of the Master’s contracts are traded OTC.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward foreign exchange rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Variation margin may be made or received by the Master on each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

Options. The Master may purchase and write (sell) both exchange-listed and OTC options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked-to-market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked-to-market daily. Net realized gains (losses) and net change in unrealized gains (losses) on option contracts are included in the Statements of Income and Expenses.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

Futures-style Options. The Master may trade futures-style option contracts. Unlike traditional option contracts, the premiums for futures-style option contracts are not received or paid upon the onset of the trade. The premiums are recognized and received or paid as part of the sales price when the contract is closed. Similar to a futures contract, variation margin for the futures-style option contract may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. Transactions in futures-style option contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Futures-style option contracts are presented as part of “Net unrealized appreciation on open futures contracts” or “Net unrealized depreciation on open futures contracts,” as applicable, in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on futures-style option contracts are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts held and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk as MS&Co., an MS&Co. affiliate or JPMorgan are counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to mitigate the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

In the ordinary course of business, the Master enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The Master considers the risk of any future obligation relating to these indemnifications to be remote.

CMF Willowbridge Master Fund L.P.

Notes to Financial Statements

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The General Partner has assessed the subsequent events through March 19, 2019, the date the financial statements were available to be issued and has determined that, other than as referenced below, there were no subsequent events requiring adjustment to or disclosure in the financial statements.

Effective January 1, 2019, Ceres Tactical Global L.P. allocated a portion of its capital to the Master. The allocation from Ceres Tactical Global L.P. to the Master did not affect the operations or strategy of the Master.

On January 18, 2019, the General Partner terminated the Management Agreement effective the close of business on January 31, 2019. As a result, the Master terminated operations on January 31, 2019. The Master was liquidated in accordance with the Limited Partnership Agreement.

Effective March 6, 2019, Maureen O’Toole resigned as a director of the General Partner.